                                                                   EXHIBIT 14(A)



                                                DAN ALMAGOR
                                                CHAIRMAN AND
                                                EXECUTIVE PARTNER

PERSONAL AND CONFIDENTIAL

December 14, 2001

Mr. David Ki Kwan Chu
Chairman of the Board
Toymax International, Inc.
125 East Bethpage Road
Plainview, New York 11803

Dear David:

This Agreement confirms that ACG International Inc. (including affiliated, subsidiaries and all other entities, collectively and individually, ("ACG") has been engaged by Toymax International, Inc. (including affiliated, subsidiaries and all other entities, collectively and individually, the "Company") as an advisor whose assignment is to assist with the Company's desire to execute a transaction (or a combination of transactions) to Sell an/or to merge the Company.

I. SERVICES PROVIDED BY ACG:

In accepting the engagement, ACG agrees to:

- advise about the Company's strategy for selling the Company, as well as about the Transaction's possible structure and terms;

- Assist with the identification of potential prospective buyers and advise in the process of selecting the buyer

- Coordinate and advise about preparing presentation materials concerning the Company, as well as about making effective presentations to Potential buyers;

- Advise about structuring, negotiating, and closing the Transaction on favorable terms.

ACG agrees to keep and maintain all material and nonpublic information, which it receives, concerning the Company confidential and to disclose only that information as contemplated for the execution of this Agreement or as required by law.

II. DEFINITIONS:

EXPIRATION AND TERMINATION DATES: For purposes of this Agreement, this Agreement expires three years from the date of approval of this Agreement by the Company (the "Expiration Date"). Each party has the right to terminate this Agreement upon thirty (30) days notice. Any termination will not relieve the Company's obligation to compensate and indemnify ACG as well as to comply with its other agreements hereunder.

POTENTIAL BUYERS: For purposes of this Agreement, prospective potential buyers include but not limited to, e.g., strategic buyers, investors, lenders, banks, private equity funds, joint venture or strategic corporate partners, merger partners, intermediaries, investment bankers, merchant bankers, and/or sources -- are individually and collectively defined as "Potential Buyer" or "Buyer."

TRANSACTION: For purposes of this Agreement, "Transaction" shall mean a transaction (or combination of transactions) whereby the Company accepts a bid offer from a Potential Buyer.

CLOSING AND CLOSING DATE: For purposes of this Agreement, a "Closing" is defined as an event at which all or part of the Transaction is consummated; a "Closing Date" is defined as the day on which a Closing occurs or is chiefly completed.

III. COMPENSATION FOR SERVICES PROVIDED BY ACG:

A. Fees - For ACG's efforts, ACG's compensation would consist of cash advisory fees whose payment schedule is designed to minimize costs to the Company while ACG's work is being done, and to reward ACG's efforts when a transaction closes.

ACG will earn advisory fees totaling 2% of the Total Transaction Value, including but not limited to any stock, cash and any other remuneration consideration. Prior to closing, a fee at the rate of $7,500 per month should be payable in monthly installments, with the first payment starting with the execution of this Agreement. The balance of the advisory fees would be payable in full in a single cash installment at the closing. If no closing occurs, the balance maximum total is $100,000.

B. Method of Payment - The Company agrees to pay ACG its such fee by wire transfer to the bank account so designated by ACG or to an ACG Affiliate and to provide evidence that irrevocable instructions have been issued to the institution accepting funds on behalf of the Company.

IV. OTHER ISSUES:

(A) EXPENSES: In addition to any fees that may be payable to ACG hereunder and regardless of whether any Transaction is consummated, the Company agrees to reimburse ACG promptly for all reasonable out-of-pocket expenses incurred by ACG hereunder including, but not limited to, long-distance telephone, facsimile, legal, copying, travel, word processing, internet communication, document binding, and mailing costs.

(B) SURVIVABILITY: All terms and conditions of this Agreement not modified by expiration or termination or closing (including, for example, but not limited to, money owed to ACG, arbitration, and indemnification) will survive the Expiration or Termination or Closing Dates.

V. REPRESENTATIONS AND WARRANTIES:

The undersigned represents and warrants to ACG that he is duly authorized and has full power and authority to execute this and to enter into and consummate the Transaction, and has no reason to believe that this Agreement or the Transaction may violate any laws, rules, or regulations of any government, government agency, or court of law, or any bylaws of the Company.

In addition, the Company agrees:

(A) to make available to ACG all information relating to the Transaction which ACG reasonably requests as well as any other information relating to the Transaction prepared by the Company or any of the Company's advisors;

(B) to notify ACG of all communications between the Company and Potential Buyer, and provide ACG with copies of all direct correspondence between the Company and any Potential Buyers;

(C) that if the Company elects to consummate any transaction contemplated by this Agreement under the form of another or new entity, then the Company shall cause the other entity to ratify all the terms and conditions of this Agreement; and the Company shall continue to be liable for the performance of the terms, covenants, and conditions herein.

VI. ACKNOWLEDGEMENTS

The Company acknowledges:

(A) That ACG shall be entitled to rely upon all information supplied to ACG by the Company or its advisors and shall not in any respect be responsible for the accuracy or completeness of such information.

(B) that ACG does not guarantee that any transaction will be consummated, and that the Company will have no claim whatsoever against ACG if any transaction (including the Transaction) is not consummated;

(C) That ACG does not perform legal or accounting or tax services or render legal or accounting or tax advice on any aspect of any transaction contemplated by this Agreement.

(D) That ACG is purely an independently contracting advisor to the Company and is neither retained nor authorized to act as an exclusive or nonexclusive agent in arranging any placement of any securities of the Company.

VII. ACG REPRESENTATIONS AND WARRANTIES

ACG represents and warrants that it is duly authorized and has full power and authority to execute this Agreement, and agrees to promptly make available to the Company all information relating to the Transaction which the Company reasonably requests.

(A) To notify the Company of all communications between ACG and Potential Buyers, and provide the Company with copies of all direct correspondence between ACG and any Potential Buyers.

VIII. INDEMNIFICATION BY THE COMPANY:

   In connection with the engagement of ACG to advise and assist with matters set forth in this Agreement, the Company hereby agrees to indemnify and hold harmless ACG and its affiliates, the respective directors, officers, partners, agents and employees of ACG and its affiliates, and each other person, if any, controlling ACG or any of its affiliates (all of which are hereinafter called the "Indemnified Person") to the full extent permitted by law, from and against all losses, claims, damages, liabilities, and expenses incurred by them as they are incurred (including but not limited to reasonable fees and disbursements of counsel), which; (a) are related to or arise out of actions taken or omitted to be taken (including statements made or omitted to be made) by the company or by an Indemnified Person; (i) with the Company's consent, or (ii) in conformity with the Company's actions or omission in connection with the engagement of ACG pursuant to this Agreement; or, (b) are otherwise related to or arise out of ACG's activities on the Company's behalf under ACG's engagement pursuant to this Agreement.

IX. Miscellaneous Conditions:

(A) GOVERNING LAW: This Agreement shall be governed by and construed solely and exclusively in accordance with the laws of the State of New York. This Agreement supersedes all prior agreements and can only be amended in writing as mutually agreed to by the Company and ACG.

(B) DISPUTES: Should any dispute, controversy, or claim arise out of or in connection with this Agreement, or the breach, termination, or invalidity thereof, and reasonable efforts to resolve it have failed, ACG and the Company specifically and irrevocably agree that it will be promptly submitted to American Mediation Council LLC ("AMC") under its Mediation Rules. If in AMC's sole judgement, good faith efforts to resolve the dispute have failed, then ACG and the Company agree that the dispute will be promptly submitted to resolution by binding arbitration in New York City in accordance with the rules of commercial procedure of the American Arbitration Association. A judgment upon any award rendered by the arbitrators shall be entered by a court having subject matter jurisdiction therein and all parties expressly waive any challenge to the use of arbitration in accordance with this paragraph.

ACG and the Company agree that jurisdiction and venue for the entry of judgment upon said arbitration award shall be solely and exclusively in New York County. The arbitrators are directed to award the expenses of the arbitration -- including required travel and other expenses of the arbitrators and any representatives of the arbitrators, the costs and charges of the American Arbitration Association, and all reasonable attorney's fees and costs -- to the prevailing party in the arbitration. In such event, no action shall be entertained if filed more than one year subsequent to the date the cause(s) of action actually occurred regardless of whether damages were otherwise as of said time calculable. The arbitrator shall not have the authority to amend this Agreement.

(C) ASSIGNMENT: No interest of any party under this Agreement may be assigned or otherwise transferred except with the written consent of the other party. This Agreement shall bind and inure to the benefit of the successors, assigns, personal representatives, heirs, and legatees of the parties hereto, as their interests shall appear.

(D) NOTICES: All notices, consents, and other communications (except where otherwise indicated) relating to this Agreement must be in writing and shall be deemed to have been duly given at the time when received by the addressee at its principal place of business or to whatever new address has been communicated by a notice given under the terms of this paragraph.

(E) WAIVER AND SEVERABILITY: Failure by a party to this Agreement to insist upon strict compliance by another party to this Agreement with any of the terms of this Agreement will not be deemed a waiver by such party of strict compliance with any other instance of the same term or of any other term contained in this Agreement. No waiver of any provisions of this Agreement shall be effective unless it is in writing, signed by the party against whom it is asserted. The unenforceability or invalidity of any article, subarticle, section, or provision of this Agreement shall not affect the enforceability or validity of the remaining provisions, or portions thereof, of this Agreement, and effect shall give rise to the intent manifested by the remaining provisions, or portions thereof.

(F) COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute but one and the same instrument. Counterpart copies may be executed by telefax.

(G) ENTIRE AGREEMENT: This Agreement constitutes and contains the entire agreement between ACG and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements, arrangements, and understandings between the parties hereof and thereof relating to the subject matter hereof and thereof. No modification, amendment, or waiver of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by each of the parties hereto. Both parties hereby disclaim specific authorship of this Agreement.

(H) Confidentiality: The Company agrees that any information or advice rendered by ACG or its representatives or agents in connection with this Agreement are for the sole confidential use of the Company, and the Company will not, and will not permit any third party, to disclose or otherwise refer to such advice or information in any manner without ACG's prior written consent.

XII. SIGNATURES:

If the foregoing correctly sets forth the agreement and understanding between ACG and the Company, please sign the acknowledgement below, whereupon this letter shall constitute a binding agreement, and return the executed letter to ACG.

Very cordially,

For ACG International INC.

By: /s/ DAN ALMAGOR
Dan Almagor, Chairman and Executive Partner

Agreed and Accepted:

Date: December 14, 2001

For Toymax International, Inc.

by: /s/ CHU KI KWAN
David Chu, Chairman of the Board